Exhibit 2.1
EXECUTION COPY
AGREEMENT AND PLAN OF MERGER
AMONG
VEGAS HOLDING CORP.,
VEGAS MERGER SUB INC.
AND
CAM COMMERCE SOLUTIONS, INC.
DATED AS OF JUNE 9, 2008

i

TABLE OF CONTENTS
(continued)

ii

TABLE OF CONTENTS
(continued)

iii

AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER, dated as of June 9, 2008 (this “Agreement”), among Vegas Holding Corp., a Delaware corporation (“Parent”), Vegas Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Sub”), and CAM Commerce Solutions, Inc., a Delaware corporation (the “Company”) (Sub and the Company being hereinafter collectively referred to as the “Constituent Corporations”). Except as otherwise set forth herein, capitalized (and certain other) terms used herein shall have the meanings set forth in Section 1.1.
WITNESSETH:
     WHEREAS, the respective boards of directors of Parent, Sub and the Company have each approved the merger of Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock” or the “Shares”), other than Dissenting Shares (as defined herein) and Shares owned directly or indirectly by Parent or the Company, will be converted into the right to receive the Merger Consideration (as defined herein);
     WHEREAS, the respective boards of directors of the Constituent Corporations have each determined that this Agreement and the Merger are advisable and in the best interests of each corporation and their respective stockholders and recommended that their respective stockholders approve this Agreement; and
     WHEREAS, each of Parent, Sub and the Company desires to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, each of Parent, Sub and the Company hereby agrees as follows:
ARTICLE I
DEFINITIONS; INTERPRETATION
     Section 1.1 Definitions. As used in this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.
     “Acquisition Agreement” has the meaning set forth in Section 6.2(c).
     “Adjustment” has the meaning set forth in Section 3.1(e).
     “Adverse Recommendation Change” has the meaning set forth in Section 6.2(c).

     “Affiliate” means, with respect to any Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under Common Control with such Person.
     “Aggregate Merger Consideration” means the product of the Merger Consideration and the number of Shares issued and outstanding immediately prior to the Effective Time (excluding any Dissenting Shares and Shares to be cancelled pursuant to Section 3.1(b)).
     “Agreement” has the meaning set forth in the introductory paragraph of this Agreement.
     “Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other benefit or compensation plan, program, agreement or arrangement maintained, sponsored or contributed or required to be contributed to by the Company or with respect to which the Company has or could have any material obligation or liability.
     “Business Day” means any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized by law to close in the City of New York.
     “Certificate” has the meaning set forth in Section 3.1(c).
     “Certificate of Merger” has the meaning set forth in Section 2.3.
     “Closing” has the meaning set forth in Section 2.2.
     “Closing Date” has the meaning set forth in Section 2.2.
     “Code” means the United States Internal Revenue Code of 1986.
     “Company” has the meaning set forth in the introductory paragraph of this Agreement.
     “Company Board” means the Board of Directors of the Company.
     “Company Common Stock” has the meaning set forth in the first recital of this Agreement.
     “Company Employees” has the meaning set forth in Section 7.14(a).
     “Company Employment Agreement” has the meaning set forth in Section 4.13(b).
     “Company Financial Statements” has the meaning set forth in Section 4.6(a).
     “Company Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property of the Company.
     “Company Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which the Company holds all or any portion of any Company Leased Real Property.
     “Company Letter” means the letter from the Company to Parent dated the date hereof, which letter relates to this Agreement and is designated therein as the Company Letter.
     “Company Material Contract” has the meaning set forth in Section 4.16.
     “Company Permits” has the meaning set forth in Section 4.9.
     “Company Recommendation” has the meaning set forth in Section 7.2(a).
     “Company Representatives” has the meaning set forth in Section 6.2(a).
     “Company Requisite Vote” has the meaning set forth in Section 4.4(c).
     “Company SEC Documents” has the meaning set forth in Section 4.6(a).
     “Company Source Code” has the meaning set forth in Section 4.15(g).
     “Company Stockholder Approval” has the meaning set forth in Section 7.2(a).
     “Company Stock Incentive Plans” means the Company’s 1993 Stock Option Plan and 2000 Stock Plan.
     “Company Stock Options” has the meaning set forth in Section 4.3(b)(ii).
     “Company Termination Fee” means $7,233,358.32.
     “Confidentiality Agreement” has the meaning set forth in Section 7.3.
     “Constituent Corporations” has the meaning set forth in the introductory paragraph of this Agreement.
     “Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by,” “under Common Control with” and “Controlling” have correlative meanings.
     “DGCL” means the Delaware General Corporation Law.
     “Dissenting Shares” has the meaning set forth in Section 3.1(d).
     “Dissenting Stockholder” has the meaning set forth in Section 3.1(d).
     “Effective Time” has the meaning set forth in Section 2.3.
     “Environmental Law” means any applicable statute, law, common law, ordinance, regulation, rule, judgment, decree, or order of any Governmental Entity relating to any matter of pollution, protection of the environment or environmental regulation or control or regarding Hazardous Substances or workplace health and safety.
     “Environmental Permits” means any permit, approval, authorization, license, variance or permission required from a Governmental Entity under any applicable Environmental Laws.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “Exchange Act” means the Securities Exchange Act of 1934.
     “Exchange Fund” has the meaning set forth in Section 3.2(a).
     “Expenses” means the actual out-of-pocket fees and expenses incurred or paid by or on behalf of Parent in connection with the Merger or the consummation of any of the transactions contemplated by this Agreement, including all fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants to Parent.
     “GAAP” means United States generally accepted accounting principles.
     “GHEP” means Great Hill Equity Partners III, L.P.
     “Governmental Entity” means any federal, state, local or foreign government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational, any stock exchange or any self-regulating entity supervising, organizing and supporting any stock exchange.
     “Great Hill LLC” has the meaning set forth in Section 7.4(b).
     “group,” when referring to a group of Persons, has the meaning set forth in Section 13(d)(3) of the Exchange Act.
     “Hazardous Substance” means any material defined or regulated as toxic, dangerous, radioactive or hazardous, including any petroleum and petroleum products, under any applicable Environmental Law or any material that may serve as the basis for liability under Environmental Law.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
     “Indemnified Person” has the meaning set forth in Section 7.8(a).
     “Intellectual Property” means all trademarks, service marks, trade names, trade dress, corporate names, logos and slogans, domain names and other source identifiers, internet web sites including all goodwill, translations, adaptations, derivations and combinations associated with the foregoing, copyrights and copyrightable works, software and computer programs (including source code, executable code, data, databases and documentation), mask works and other semiconductor chip rights, and similar rights, and registrations and applications to register or renew the registration of any of the foregoing, patents and patent applications, inventions (whether or not patentable and whether or not reduced to practice), invention disclosures, technology, discoveries, improvements, methods and processes, trade secrets, confidential information, know-how and all other intellectual property rights.
     “IRS” means the United States Internal Revenue Service.
     “Knowledge” means the actual knowledge of the executive officers of the Company set forth in Section 1.1 of the Company Letter or the officers of Parent set forth in Section 1.1 of the Parent Letter, as the case may be.
     “Liens” means any pledges, claims, liens, charges, encumbrances, licenses, defects of title, restrictions on transfer, options to purchase or lease or otherwise acquire any interest, and security interests of any kind or nature whatsoever, except in the case of securities, for limitations on transfer imposed by federal or state securities laws.
     “Material Adverse Change” or “Material Adverse Effect” means, when used in connection with the Company or Parent, as the case may be, any change, effect or circumstance, either individually or in the aggregate, that is materially adverse to the business, properties, assets, financial condition or results of operations of the Company taken as a whole, or Parent and its Subsidiaries taken as a whole, as the case may be; provided, however, that to the extent any change, effect or circumstance is caused by or results from any of the following, it shall not be taken into account in determining whether there has been a “Material Adverse Change” or “Material Adverse Effect” with respect to the Company or Parent, as the case may be: (i) the entry into or the announcement of the execution of this Agreement, actions contemplated by this Agreement or the performance of obligations under this Agreement, (ii) any changes or effects arising out of or resulting from any legal claims or other proceedings made by any of the Company’s stockholders arising out of or related to this Agreement, the Merger or any other transactions contemplated hereby (iii) changes affecting the United States economy generally, (iv) any failure by the Company to meet published revenue or earnings projections, in and of itself (as opposed to the facts underlying such failure), (v) any change, in and of itself (as opposed to the facts underlying such change), in the market price or trading volume of the equity securities of the Company on or after the date hereof, (vi) the suspension of trading in securities generally in and of itself (as opposed to the facts causing such suspension of trading) on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Global Market, (vii) any change in any applicable law, rule or regulation or GAAP or interpretation thereof after the date hereof, (viii) events, effects or circumstances to the extent specifically disclosed in a party’s disclosure schedules as of the date of this Agreement (provided such disclosures are materially correct), (ix) any action taken or omitted to be taken by the Company with Parent’s or Sub’s express written consent, and (x) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism involving or affecting the United States of America or any part thereof.
     “Merger” has the meaning set forth in the first recital of this Agreement.
     “Merger Consideration” has the meaning set forth in Section 3.1(c).
     “Notice Period” has the meaning set forth in Section 6.2(d).
     “Parent” has the meaning set forth in the introductory paragraph of this Agreement.

     “Parent Letter” means the letter from Parent to the Company dated the date hereof, which letter relates to this Agreement and is designated therein as the Parent Letter.
     “Paying Agent” has the meaning set forth in Section 3.2(a).
     “Permitted Liens” means (i) Liens for Taxes or governmental assessments, charges or claims not yet due and payable or which are being contested in good faith, and for which adequate reserves or other appropriate provisions have been established in financial statements in accordance with GAAP, (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Persons and other Liens imposed by applicable law incurred in the ordinary course of business which are either for sums not yet delinquent, or being contested in good faith, and (iii) defects and irregularities of title and encumbrances that do not materially impair the use thereof for the purposes for which they are held.
     “Person” means an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity (including any person as defined in Section 13(d)(3) of the Exchange Act).
     “principal executive officer” has the meaning set forth in Section 4.6(b).
     “principal financial officer” has the meaning set forth in Section 4.6(b).
     “Proxy Statement” has the meaning set forth in Section 4.8.
     “Qualifying Confidentiality Agreement” means an executed agreement with provisions requiring any Person receiving nonpublic information with respect to the Company to keep such information confidential, which provisions to keep such information confidential are no less restrictive in the aggregate to such Person than the Confidentiality Agreement is to Parent, its Affiliates, and their respective personnel and representatives, provided that no such confidentiality agreement shall conflict with any rights of Parent or Sub or obligations of the Company under this Agreement.
     “RBC” has the meaning set forth in Section 4.21.
     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933.
     “Shares” has the meaning set forth in the first recital of this Agreement.
     “Software” means any and all (i) computer programs, libraries and middleware, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all programmer and user documentation, including user manuals and training materials, relating to any of the foregoing.
     “Software Product” means any Software, or any portion or version thereof, that has been or is leased, licensed or sold, or currently proposed to be leased, licensed or sold, by the Company to any Person as of the Effective Time including Retail Star, Retail ICE, Star Accounting, iStar, X-Change, Profits, CAM-32, MicroBiz and WorkPro Software Products.
     “Stockholders Meeting” has the meaning set forth in Section 7.2(a).
     “Sub” has the meaning set forth in the introductory paragraph of this Agreement.
     “Subsidiary” of any Person means another Person, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is owned or controlled directly or indirectly by such first Person and/or by one or more of its Subsidiaries.
     “Superior Proposal” means a bona fide proposal or offer from any Person (other than Parent and its Affiliates) relating to any direct or indirect acquisition or purchase, for consideration consisting of cash and/or securities, of 50% or more of the consolidated assets of the Company or more than 50% of the voting power of the Shares then outstanding, including by means of any tender or exchange offer that if consummated would result in any Person (other than Parent and its Affiliates) beneficially owning Shares with more than 50% of the voting power of the Shares then outstanding and, in each case, that is on terms that the Company Board determines in its good faith judgment (after consultation with its financial advisor and its outside counsel) (i) is reasonably expected to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and (ii) if consummated, would result in a transaction more favorable to the stockholders of the Company from a financial point of view than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by this Agreement agreed to by Parent pursuant to Section 6.2(d)).
     “Surviving Corporation” has the meaning set forth in Section 2.1.
     “Takeover Proposal” means any bona fide proposal or offer from any Person (other than Parent and its Affiliates) relating to (i) any direct or indirect acquisition or purchase of 20% or more of the assets of the Company or 20% or more of the voting power of the Shares then outstanding, including any tender offer or exchange offer that, if consummated, would result in any Person (other than Parent and its Affiliates) beneficially owning Shares with 20% or more of the voting power of the Shares then outstanding, or (ii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction involving the Company pursuant to which any Person or the stockholders of any Person would own 20% or more of any class of equity securities of the Company or of any resulting parent company of the Company, in each case other than the transactions contemplated by this Agreement.
     “Tax” and “Taxes” means any federal, state, local or foreign net income, estimated, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license,

excise, stamp, franchise, employment, payroll, withholding, social security (or similar, including FICA), alternative or add-on minimum or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity.
     “Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to any Tax including any information return, claim for refund, amended return or declaration of estimated Tax and any attachments or supplements to any of the foregoing.
     “Termination Date” has the meaning set forth in Section 9.1(b)(i).
     “Transfer Taxes” has the meaning set forth in Section 7.6.
     Section 1.2 Interpretation. For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (ii) the word “or” is not exclusive and (iii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, a reference herein: (i) to an Article or Section means an Article and Section of this Agreement, (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement, (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules or regulations promulgated thereunder and (iv) all references to “dollars” or “$” or any similar reference or designation contained therein means United States dollars. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement.
ARTICLE II
THE MERGER
     Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Sub shall be merged with and into the Company at the Effective Time, pursuant to which the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub and the Company in accordance with the DGCL.
     Section 2.2 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. (Central Time) on a date mutually agreed to by Parent and the Company, which shall be no later than the third Business Day after satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Kirkland & Ellis LLP, 200 East Randolph Drive, Chicago, Illinois 60601, unless another date, time or place is agreed to in writing by the parties hereto. The date on which the Closing actually occurs is referred to as the “Closing Date”.

     Section 2.3 Effective Time. The Merger shall become effective upon the filing of a certificate of merger (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL with the Secretary of State of the State of Delaware, or at such later time as Sub and the Company shall agree and is specified in the Certificate of Merger. When used in this Agreement, the term “Effective Time” shall mean the later of the date and time at which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or such later time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made as soon as practicable after the satisfaction or waiver of the conditions to the Merger set forth in Article VIII (but in no event on a date prior to the Closing Date unless otherwise agreed to by the Company and Sub).
     Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL and this Agreement.
     Section 2.5 Certificate of Incorporation and By-laws; Officers and Directors.
     (a) The certificate of incorporation of the Company shall be amended and restated as a result of the Merger so as to read in its entirety as set forth in Exhibit A hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.
     (b) The by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided by the certificate of incorporation or by-laws of the Surviving Corporation or by applicable law.
     (c) The parties hereto shall take all actions necessary so that the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earliest of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.
     (d) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earliest of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.
ARTICLE III
EFFECT OF THE MERGER ON THE STOCK OF THE
CONSTITUENT CORPORATIONS; SURRENDER OF CERTIFICATES
     Section 3.1 Effect on Stock. As of the Effective Time, by virtue of the Merger and the DGCL and without any action on the part of any of Parent, Sub, the Company or the holders of any securities of the Constituent Corporations:
     (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

     (b) Treasury Stock and Parent Owned Stock. Each Share that is owned by the Company and held in its treasury and each Share that is owned by Parent, Sub or any other wholly-owned Subsidiary of Parent shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
     (c) Conversion of Shares. Subject to Section 3.1(d) and except as otherwise agreed to by the Company and a holder of Shares, each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 3.1(b) and Dissenting Shares), shall be cancelled and be converted into the right to receive in cash, without interest, $40.50 per Share (the “Merger Consideration”). As of the Effective Time, each such Share shall be converted into the right to receive the Merger Consideration and cancelled in accordance with this Section 3.1(c), and when so cancelled, shall no longer be outstanding and shall automatically cease to exist, and each holder of a certificate representing any such Shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration for each such Share, without interest.
     (d) Shares of Dissenting Stockholders. Any issued and outstanding Shares held by a Person (a “Dissenting Stockholder”) who has not voted in favor of approval of this Agreement and objects to the Merger and complies with all the provisions of the DGCL concerning the right of holders of Shares to dissent from the Merger and obtain payment for their Shares (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as described in Section 3.1(c), but shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the procedures set forth in Section 262 of the DGCL. If such Dissenting Stockholder withdraws its demand for payment or fails to perfect or otherwise loses its right of payment, in any case pursuant to the DGCL, its Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration for each such Share, without interest. The Company shall give Parent prompt notice of any demands for payment of Dissenting Shares received by the Company. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.
     (e) Adjustment. If, between the date of this Agreement and the Effective Time, there is a recapitalization, reclassification, stock split, stock dividend, subdivision, combination or exchange of shares with respect to, or rights issued in respect of, the Shares (each, an “Adjustment”), the Merger Consideration shall be adjusted accordingly, without duplication, to provide the holders of Shares with the same economic effect as contemplated by this Agreement prior to such Adjustment.
     Section 3.2 Surrender of Certificates.
     (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company that shall be reasonably satisfactory to the Company to act as paying agent in the Merger (the “Paying Agent”), and, as of the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent a cash amount in immediately available funds equal to the Aggregate Merger Consideration (the “Exchange Fund”). Funds made available to the Paying Agent shall be invested by the Paying Agent as directed by Sub or, after the Effective Time, the Surviving Corporation; provided, however, that such investments shall only be in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from Moody’s Investors Service, Inc. or Standard & Poor’s Corporation or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months (it being understood that any and all interest or income earned on funds made available to the Paying Agent pursuant to this Agreement shall be remitted to Parent). To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the Aggregate Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments.
     (b) Exchange Procedure. As soon as practicable after the Effective Time (and in any event within three Business Days thereof), the Surviving Corporation or Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or the making of affidavits of loss in lieu thereof) to the Paying Agent and shall be in a form and have such other customary provisions as Parent and the Company may reasonably agree) and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) in exchange for the Merger Consideration as provided in Section 3.1. Upon surrender of a Certificate (or an affidavit of loss in lieu thereof) for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent pursuant to such instructions, the holder of such Certificate shall be entitled to receive promptly in exchange therefor the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 3.1, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 3.1. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate (or an affidavit of loss in lieu thereof). Each of Parent, the Paying Agent or the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the payment of such consideration under the Code (and the rules and regulations promulgated thereunder) or under any provision of state, local or foreign Tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made. As promptly as practicable after the Effective Time, the Paying Agent will mail to each holder of Shares represented by book-entry on the records of the Company or the Company’s transfer agent, on behalf of the Company, other than Dissenting Shares, a check in the amount of the Merger Consideration with respect to each such Share so held.
     (c) No Further Ownership Rights in Shares. All Merger Consideration paid upon the surrender of Certificates (or affidavits of loss in lieu thereof) in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. At the Effective Time, (i) holders of Shares shall cease to have any rights as stockholders of the Company, (ii) the stock transfer books of the Company shall be closed and (iii) there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article III.
     (d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Shares for twelve months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Shares (other than Shares to be cancelled in accordance with Section 3.1(b) and Dissenting Shares) who have not theretofore complied with this Article III and the instructions set forth in the letter of transmittal mailed to such holders after the Effective Time shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) for payment of the Merger Consideration to which they are entitled, without interest.
     (e) No Liability. None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
     (f) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the cash payment into which the Shares represented by such Certificate shall have been converted pursuant to Section 3.1.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except (i) as set forth in the corresponding section of the Company Letter, it being understood that matters disclosed pursuant to one section of the Company Letter shall be deemed disclosed with respect to any other section of the Company Letter where it is reasonably apparent that the matters so disclosed are applicable to such other section, (ii) as disclosed in the Company SEC Documents filed with or furnished to the SEC prior to the date hereof (without regard to (1) any exhibits thereto, (2) any items included therein that are incorporated by reference to Company SEC Documents which are not available electronically at the SEC website located at www.sec.gov and (3) disclosures in the “Risk Factors” section or other sections of such filings to the extent that they are forward-looking in nature (it being understood, however, that such exclusions shall not apply to any disclosure expressly made in the Company Letter) or (iii) as expressly contemplated or expressly permitted under this Agreement or any agreement contemplated hereby, the Company hereby represents and warrants to Parent and Sub as follows:
     Section 4.1 Organization. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be in good standing has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The Company is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had and would not reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger. The Company has made available to Parent complete and correct copies of the certificate of incorporation and by-laws of the Company as amended through the date hereof.
     Section 4.2 Subsidiaries. The Company does not own, directly or indirectly, any capital stock or other ownership interest in any Person, except for the passive ownership of marketable securities, the ownership of which is not material to the business of the Company.
     Section 4.3 Capital Structure.
     (a) The authorized shares of the Company consists of 12,000,000 shares of Company Common Stock.
     (b) At the close of business on June 9, 2008:
     (i) 4,140,250 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of statutory and contractual preemptive rights; and
     (ii) 324,786 shares of Company Common Stock were reserved for issuance pursuant to outstanding options to purchase Company Common Stock granted under the Company Stock Incentive Plans (collectively, the “Company Stock Options”).

     (c) The Company Letter sets forth a correct and complete list as of the close of business on June 9, 2008 of (i) each outstanding Company Stock Option and (ii) whether it is exercisable. No Company Stock Option provides for the deferral of compensation within the meaning of Treas. Reg. §1.409A-1(b)(5)(i)(A).
     (d) Since the close of business on June 9, 2008, the Company has not issued or reserved for issuance any shares of Company Common Stock other than upon the exercise of Company Stock Options. Since June 9, 2008, there have been no changes to the information set forth in Section 4.3 of the Company Letter, except as a result of the exercise or settlement of any Company Stock Options.
     (e) Except as set forth in Section 4.3(b), as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements, undertakings or contractual rights the value of which are based on the value of the capital stock or other voting securities of the Company of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement, undertaking or contractual right. To the Knowledge of the Company, there are no voting trusts, proxies, stockholder rights plans or other arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock of the Company.
     (f) Except pursuant to the terms of the Company Stock Incentive Plans, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock or equity interests of the Company.
     (g) There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the Company’s stockholders may vote.
          Section 4.4 Authority.
     (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of this Agreement by the Company Requisite Vote, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to approval of this Agreement by the Company Requisite Vote. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub) constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law).
     (b) The Company Board, at a meeting duly called and held, subject to the terms and conditions set forth elsewhere in this Agreement, has (i) approved and declared this Agreement, the Merger and the other transactions contemplated hereby advisable and in the best interests of the Company’s stockholders and (ii) resolved to recommend to the stockholders of the Company that they approve this Agreement, and has not subsequently rescinded or modified such approval or resolution in any way, subject to the right of the Company Board to withdraw or modify its recommendation in accordance with the terms of this Agreement.
     (c) The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding and entitled to vote at the Stockholders Meeting approving this Agreement (the “Company Requisite Vote”) is the only vote of the holders of any class or series of the Company’s shares of capital stock necessary to approve this Agreement, the Merger and the transactions contemplated hereby.
          Section 4.5 Consents and Approvals; No Violations.
     (a) Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, the DGCL, state takeover laws and foreign and supranational laws relating to antitrust and anticompetition clearances, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) result in any breach of any provision of the certificate of incorporation or by-laws of the Company, (ii) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company is a party or by which it or any of its properties or assets are bound or (iv) violate any law, order, writ, injunction, judgment, decree, statute, rule or regulation applicable to the Company, or any of its properties or assets.
          Section 4.6 SEC Documents and Other Reports.
     (a) The Company has filed with the SEC all forms, reports, statements, schedules and other documents required to be filed by it since September 30, 2005 under the Securities Act or the Exchange Act (the “Company SEC Documents”). As of their respective filing dates (or, if amended prior to the date of this Agreement, as of the respective filing date of such amendment), the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date so filed, and at the time filed with the SEC (or, if amended, or superseded by another Company SEC Document, prior to the date of this Agreement, as of the respective filing date of such amendment or Company SEC Document), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents (if amended prior to the date of this

Agreement, as amended) (the “Company Financial Statements”) complied as of their respective dates as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except in the case of the unaudited statements, as permitted by Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company as of the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).
     (b) The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act by which the Company is required to comply. Each of the principal executive officer of the Company and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act, as applicable, with respect to the Company SEC Documents, and the statements contained in such certifications were true and accurate as of the date they were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” have the meanings given to such terms in the Sarbanes-Oxley Act.
     (c) The Company maintains internal control over financial reporting as required by Rule 13a-15 under the Exchange Act and this system of internal control over financial reporting is sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could materially affect the Company’s financial statements.
     (d) The Company maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and such disclosure controls and procedures are designed to ensure that (i) material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

     Section 4.7 Absence of Changes. Since September 30, 2007, the Company has conducted its business in all material respects in the ordinary course consistent with past practice, and there has not been (a) any change or event that has had or would reasonably be expected to have a Material Adverse Change with respect to the Company, (b) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock or other equity interest or any redemption, purchase or other acquisition of any of its capital stock or other equity interest, (c) any split, combination or reclassification of any of its capital stock or other equity interest or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interest, (d) any material change in accounting methods, principles or practices used by the Company affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP, or (e) any amendments or changes in the certificate of incorporation or by-laws of the Company.
     Section 4.8 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion in the proxy statement relating to the Stockholders Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) will, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Sub or any of their representatives in writing specifically for inclusion therein. The Proxy Statement shall comply as to form in all material respects with the requirements of the Exchange Act.
     Section 4.9 Compliance with Laws. To the Knowledge of the Company, the Company is not, and since January 1, 2005 has not been, in material violation of any law, ordinance or regulation of any Governmental Entity. The Company has in effect all federal, state, local and foreign governmental licenses, authorizations, consents, permits and approvals necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, except where the failure to have such license, authorization, consent, permit or approval would not result in a Material Adverse Effect on the Company (collectively, “Company Permits”), and no material default has occurred under any such Company Permit.
     Section 4.10 Tax Matters.
     (a) The Company has timely filed or caused to be filed (after taking into account all applicable extensions) all Tax Returns required to be filed by it, and such Tax Returns are true, correct and complete in all material respects. The Company has paid or caused to be paid all Taxes due and payable whether or not shown as due on any Tax Returns. No deficiencies for any Taxes have been asserted in writing, proposed in writing or assessed in writing against the Company that have not been paid or otherwise settled.
     (b) There are no audits, examinations or other proceedings relating to any Taxes of the Company by any taxing authority in progress or threatened in writing, and to the Knowledge of the Company, no such audit, examination or other proceeding is otherwise threatened or pending. The Company is not a party to any litigation or pending litigation or administrative proceeding relating to Taxes.
     (c) The Company has not distributed the stock of any corporation, or has had its stock distributed by another Person, in a transaction within the past three years that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
     (d) Except as set forth on Section 4.10 of the Company Letter, no benefit under any Benefit Plan, including, without limitation, any severance or parachute payment plan or agreement, will be established or become accelerated, vested, funded or payable by reason of any transaction contemplated under this Agreement (either alone or in combination with any other event) and no Benefit Plan provides for any additional amounts to be paid with respect to any Tax imposed under Section 4999 of the Code. The Company has not incurred any obligation to make (or possibly make) any payments that (A) will be non-deductible under, or would otherwise constitute a “parachute payment” within the meaning of, Section 280G of the Code without regard to the exceptions set forth in Section 280G(b)(4) of the Code (or any corresponding provision of state, local or foreign income Tax law) or (B) are or may be subject to the imposition of an excise tax under Section 4999 of the Code. To the Knowledge of the Company, the deduction of any amounts paid with respect to any calendar year will not be disallowed under Section 162(m) of the Code.
     (e) Each deferred compensation arrangement subject to the provisions of Section 409A of the Code and with respect to which the Company is a “service recipient” (within the meaning of Section 409A of the Code) is in compliance with the applicable provisions of Section 409A of the Code and the Company has not been required to withhold any Taxes due as a result of a failure to comply with Section 409A of the Code.
     (f) The Company has not engaged in a “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2).
     (g) The Company is not a party to or bound by any tax indemnity agreement or any agreement providing for the allocation or sharing of Taxes with any Person other than the Company under which the Company would reasonably be expected to have liability for Taxes after the Closing. The Company has not been a member of any “affiliated group” (as defined in Section 1504(a) of the Code or any similar provision of state, local or foreign law) or any combined, consolidated or unitary group (other than a group the common parent of which was the Company), and the Company does not have any liability for the Taxes of any other Person as a successor, a transferee, by contract, under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), or otherwise.
     (h) The Company has not waived any statutory period of limitations for the assessment of any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency, nor is any request to so waive or extend outstanding.

     (i) There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company. All Taxes that the Company is obligated to withhold from amounts owing to any employee, creditor or third party have been fully paid or properly accrued and all Forms W-2 and 1099 (or other applicable forms) with respect thereto have been properly completed and timely filed.
     (j) The unpaid Taxes of the Company (A) did not, as of the latest balance sheet reflected in the Company Financial Statements exceed the reserve for Taxes set forth on the face of such balance sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing their Tax Returns. Since the date of the most recent Company Financial Statements, the Company has not incurred any liability for Taxes outside the ordinary course of business.
     (k) To the Knowledge of the Company, no claim has been made by any authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.
     Section 4.11 Liabilities. The Company does not have any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company or in the notes thereto, other than liabilities and obligations (a) set forth in the Company’s consolidated balance sheet for the quarter ended March 31, 2008 included in the Company SEC Documents that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, (b) incurred in the ordinary course of business since September 30, 2007 (none of which is a liability for breach of contract, breach of warranty, tort or infringement or a claim or lawsuit), or (c) incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement.
     Section 4.12 Litigation. There is no suit, action, proceeding or investigation pending or, to the Knowledge of the Company, threatened against the Company that seeks injunctive or other equitable relief or would reasonably be expected to result in a Material Adverse Effect on the Company or that would reasonably be expected to materially, adversely affect the ability of the Company to consummate, or would materially delay, the Merger or the transactions contemplated hereby. The Company is not subject to any outstanding material judgment, order, writ, injunction or decree, including any such judgment, order, writ, injunction or decree that would materially, adversely affect the ability of the Company to consummate, or materially delay, the Merger or the transactions contemplated hereby.
     Section 4.13 Benefit Plans.
     (a) Set forth in Section 4.13(a) of the Company Letter is a list of each Benefit Plan. With respect to each Benefit Plan, the Company has provided to Parent a true and correct copy of the plan and trust documents, annual reports (IRS Form 5500, with applicable attachments), IRS determination letters, and all other material documentation pursuant to which the Benefit Plan is maintained, funded and administered.

     (b) Set forth in Section 4.13(b) of the Company Letter is a list of each employment, severance, change of control or termination agreement between the Company and any current or former officer, director or employee of the Company (each listed agreement, a “Company Employment Agreement”) under which the Company has any continuing obligation.
     (c) Each Benefit Plan has been maintained, funded and administered in all material respects in compliance with its terms and the applicable requirements of the Code and ERISA and any other applicable laws. With respect to each Benefit Plan, all payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Effective Time shall have been made or properly accrued on the Company’s latest balance sheet reflected in the Company Financial Statements. The Company does not have any current or potential liability or obligation as a consequence of at any time being treated as a single employer under Section 414 of the Code or Section 4001(b) of ERISA with any other Person. The Company has not at any time during the six-year period preceding the date hereof maintained, contributed to or incurred any liability under any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code, and the Company does not have any current or potential obligation or liability under Title IV of ERISA or Section 412 of the Code.
     (d) There are no pending or, to the Knowledge of the Company, threatened disputes, arbitrations, claims, suits, audits, investigations, proceedings, hearings or grievances involving a Benefit Plan (other than routine claims for benefits payable under any such Benefit Plan). There has been no non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) or breach of fiduciary duty (as determined under ERISA) in connection with or with respect to any Benefit Plan.
     (e) Each Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter from the IRS and nothing has occurred that would reasonably be expected to adversely affect the qualification of such Benefit Plan. The Company does not have any liability or obligation under any plan or agreement to provide welfare or welfare-type benefits after termination of employment or service to any employee or dependent or any other Person other than as required by Section 4980B of the Code. The Company has complied and is in compliance in all material respects with the requirements of Section 4980B of the Code.
     (f) Except as set forth on Section 4.13(f) of the Company Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) constitute an event under a Benefit Plan or Company Employment Agreement that will or may result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any Person.
     Section 4.14 State Takeover Statutes. The action of the Company Board in approving the Merger, this Agreement and the other transactions contemplated hereby is sufficient to render the provisions of Section 203 of the DGCL inapplicable to the consummation of the Merger and the execution, delivery and performance of this Agreement. To the Knowledge of the Company, no other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.
     Section 4.15 Intellectual Property.
     (a) Section 4.15(a) of the Company Letter sets forth a list of all Software Products and, for each Software Product, indicates any third party component bundled with, incorporated into or linked (dynamically or statically) with such Software Product that is necessary to develop, compile or operate such Software Product.
     (b) Section 4.15(b) of the Company Letter sets forth a list of all of the following that are owned by the Company: (i) patents and patent applications; (ii) registered and material unregistered trademarks, service marks, trade names, logos and Internet domain names and applications for registration of any of the foregoing; (iii) registered and material unregistered copyrights and applications for registrations of any of the foregoing, and (iv) Software other than Software Products.
     (c) Section 4.15(c) of the Company Letter sets forth a list of all of the following contracts: (i) license(s) governing use of each third party component set forth in Section 4.15(a) of the Company Letter; (ii) all other Software agreements in which the Company is a licensee of Software (other than licenses to unmodified, mass-marketed Software applications with a total fee of less than $500,000 in the aggregate for any such license or group of related licenses); (iii) all agreements in which the Company is a licensor of Intellectual Property, other than customer agreements with end users of the Software Products entered into in the ordinary course of business, and (iv) all other material agreements relating to the Company’s rights in or use of Intellectual Property.
     (d) Except as set forth in Section 4.15(d) of the Company Letter, (i) no loss or expiration of any of the Intellectual Property used in the conduct of the Company’s business is threatened, pending or, to the Knowledge of the Company, reasonably foreseeable (and not as a result of any act or omission by the Company, including, without limitation, a failure by Company to pay any required maintenance fees); (ii) to the Knowledge of the Company, all of the Intellectual Property owned by the Company is valid and enforceable and none of the such Intellectual Property has been misused; and (iii) the Company has taken steps reasonable under the circumstances to maintain and protect all of the Intellectual Property used in the conduct of the Company’s business. The Company owns and possesses all right, title and interest in and to or is validly licensed or otherwise has the right to use, all material Intellectual Property used in the conduct of the Company’s business taken as a whole as currently conducted, free and clear of all Liens or any other restrictions or limitations regarding use or disclosure and other than pursuant to the contracts set forth in Section 4.15(c) of the Company Letter.
     (e) To the extent that any of the Company’s material Intellectual Property has been developed, created or enhanced independently or jointly by any Person other than the Company and for which the Company provided compensation for such development, creation or enhancement, the Company has a written contract with such Person with respect thereto, the Company thereby has obtained a valid and enforceable assignment sufficient to transfer ownership of, and is the exclusive owner of, all such Intellectual Property therein (including the right to seek future and unrecovered past damages with respect to third party infringers) and such contract includes appropriate representations, and warranties or indemnities from such third party relating to title to such Intellectual Property. Without limiting the foregoing, the Company has entered into valid and enforceable written agreements with all of its current and former contractors and employees, to the extent that any of the foregoing have developed, created or modified material Intellectual Property used by the Company, including in the Software Products, or had access to the Company’s material confidential information, (i) assigning ownership to the Company all Intellectual Property created, developed or modified by (A) such employees within the scope of their employment and related to the business or (B) such contractors engaged by the Company and used in or related to the business of the Company; and (ii) requiring such employees and contractors to maintain the confidentiality of all such information.
     (f) Neither this Agreement nor the transactions contemplated by this Agreement, will result in or purport to result, in any of the following: (i) the Company granting to any third party any ownership, right, or option, to or with respect to any Intellectual Property owned by, or licensed to, the Company, (ii) the Company being bound by, or subject to, any non-compete or other material restriction on the operation or scope of its business or (iii) the Company being obligated to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, it. Except as set forth in Section 4.15(f) of the Company Letter, no claims are pending as of the date hereof, nor have any claims been made within the past two years, that allege that the operation of the business of the Company has infringed, misappropriated or otherwise adversely affected, or is infringing, misappropriating or otherwise adversely affecting, the Intellectual Property rights of any Person and the Company has not within the past two years received any unsolicited offers to license Intellectual Property from any Person. To the Knowledge of the Company, the Company has not infringed, misappropriated or otherwise adversely affected the Intellectual Property rights of any Person. To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise adversely affecting the Intellectual Property rights of the Company. Immediately after the Effective Time, the Intellectual Property owned, licensed or used by the Company Group will be owned by or available for use by the Company on terms and conditions identical to those that were available to the Company prior to the Effective Time. The Intellectual Property used in the conduct of Company’s business shall be sufficient for the operation of the business after the Effective Time in the same manner in which the business was operated immediately prior to the Effective Time.
     (g) None of the source code contained in any Software Product and material to the conduct of the business of the Company (collectively, “Company Source Code”), has been disclosed by the Company, except to its employees or advisers or pursuant to non-disclosure agreements, or, to the Knowledge of the Company, by any other Person except as authorized by the Company under a non-disclosure agreement, (ii) the Company has not provided or licensed, or has any duty or obligation (whether present, contingent, or otherwise) to provide or license, Company Source Code to any escrow agent or other third party, and (iii) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the provision, license, or disclosure of any Company Source Code to any third party.
     (h) No Software Product is subject to any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License that (i) could require or condition the use or distribution of any Software contained in any Software Product on the disclosure, licensing, or distribution of any source code for any portion of the Company’s Intellectual Property, or (ii) could otherwise impose any limitation, restriction, or condition on the right or ability of the Company to use or distribute any Software contained in the Software Products.
     Section 4.16 Material Contracts. The Company is not a party to or bound by any contract, agreement or other instrument (a) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), (b) that limits or restricts the Company from engaging in any line of business or in any geographic area, (c) that is a loan and credit agreement, note, debenture, bond, indenture and other similar contract pursuant to which any indebtedness of the Company, in each case in excess of $250,000, is outstanding or may be incurred (other than trade payables incurred in the ordinary course of business), (d) that by its terms calls for aggregate payments by the Company of more than $250,000 over the remaining term of such contract, except for any such contract that may be canceled without any material penalty or other liability to the Company upon notice of 90 days or less, (e) for the acquisition or disposition by the Company of properties or assets for, in each case, aggregate consideration of more than $250,000, except for acquisitions of supplies and acquisitions and dispositions of inventory in the ordinary course of business or (f) pursuant to which the Company licenses or has a right to use the Intellectual Property of a third party (where such intellectual property is material to the Company), or pursuant to which the Company licenses any material Intellectual Property to a third party (other than customer agreements with end users of the Software Products entered into in the ordinary course of business). Each contract of the type described in the first sentence of this Section 4.16 is referred to herein as a “Company Material Contract.” The Company has made available or provided to Parent complete and correct copies of each Company Material Contract. The Company does not have Knowledge of, and has not received notice of, any default under (or any condition which with the passage of time or the giving of notice would cause such a default under) any Company Material Contract to which it is a party or by which it or any of its assets is bound, except for such defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.
     Section 4.17 Labor and Employment. To the Knowledge of the Company, the Company is in material compliance with applicable labor and employment laws regarding their employees including the National Labor Relations Act of 1935, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act of 1938, the Illegal Immigration Enforcement Act of 2006 and comparable state, provincial and local laws, except where the failure to be in compliance has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.
     Section 4.18 Real Estate.
     (a) The Company Leased Real Property is sufficient for the operation of the business of the Company as currently conducted in all material respects.
     (b) To the Knowledge of the Company, (i) the Company has the right to access, use and occupy the Company Leased Real Property for the full term of the Company Lease relating thereto, subject in each case to the terms of the applicable Company Lease, (ii) the Company has made available to Parent a true and correct copy of each such Company Lease, and (iii) with respect to each of the Company Leases, (A) each such Company Lease is in full force and effect, (B) the Company’s possession and quiet enjoyment of the Company Leased Real Property with respect to such Company Lease has not been disturbed, and to the Knowledge of the Company, there are no material disputes with respect to such Company Lease, (C) no security deposit or portion thereof deposited with respect to any Company Lease has been applied in respect of a breach or default under such Company Lease which has not been redeposited in full, and (D) the Company does not owe, nor will it owe in the future, any brokerage commissions or finder’s fees with respect to such Company Lease. To the Knowledge of the Company, there is no material default by the Company under any Company Lease and no event has occurred or circumstances exist which, with the delivery of notice, the passage of time or both, would constitute such a material breach or default, or permit the termination, modification or acceleration of any rent under any Company Lease.
     (c) The Company does not own a freehold estate in any real property.
     (d) Section 4.18 of the Company Letter sets forth a complete list of all Company Leased Real Property.
     Section 4.19 Environmental Matters. To the Knowledge of the Company, the Company has for the past five (5) years been and is in material compliance with all applicable Environmental Laws and Environmental Permits. The Company has not treated, stored, arranged for or permitted the disposal of, handled, released, exposed any Person to, or transported any Hazardous Substance or owned or operated any property or facility contaminated by any Hazardous Substance so as would reasonably be expected to give rise to liability under Environmental Law that would reasonably be expected to result in a Material Adverse Effect on the Company, and, to the Knowledge of the Company, no property currently or formerly owned or leased by the Company has been the subject of any investigation by any Governmental Entity or of any third party demand alleging the presence of any Hazardous Substances that would require remediation pursuant to any Environmental Law. The Company has not received any written notice, demand, letter, claim or request for information alleging that the Company may be in violation of or subject to liability under any Environmental Law. The Company is not subject to any written order, decree, injunction or indemnity with any Governmental Entity or any third Person relating to any liability under any Environmental Law or relating to any contamination of any property by Hazardous Substances. The Company has not assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any liability of any other Person relating to Environmental Laws. The Company has made available to Parent all environmental audits, assessments, and reports and all other material environmental, health, or safety documents that are in its possession or under its reasonable control.
     Section 4.20 Affiliate Transactions. Except pursuant to any employment or separation agreement with any officer of the Company, there are no transactions of the type that would be required to be disclosed by the Company under Item 404 of Regulation S-K promulgated by the SEC.
     Section 4.21 Opinions of Financial Advisors. The Company Board has received the opinion of RBC Capital Markets (“RBC”) to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications and limitations set forth therein, the Merger Consideration is fair, from a financial point of view, to the stockholders of the Company.
     Section 4.22 Brokers. No broker, investment banker, financial advisor or other Person, other than RBC, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
     Except (i) as set forth in the corresponding section of the Parent Letter, it being understood that matters disclosed pursuant to one section of the Parent Letter shall be deemed disclosed with respect to any other section of the Parent Letter where it is reasonably apparent that the matters so disclosed are applicable to such other section, or (ii) as expressly contemplated or expressly permitted under this Agreement or any agreement contemplated hereby, each of Parent and Sub, jointly and severally, hereby represents and warrants to the Company as follows:
     Section 5.1 Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be in good standing would not reasonably be expected to have a Material Adverse Effect on Parent.
     Section 5.2 Authority. Each of Parent and Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Sub and the consummation by each of Parent and Sub of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent and Sub. This Agreement has been duly executed and delivered by each of Parent and Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes the valid and binding obligation of each of Parent and Sub enforceable against each of them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law).
     Section 5.3 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, the DGCL, state takeover laws and foreign and supranational laws relating to antitrust and anticompetition clearances, neither the execution, delivery or performance of this Agreement by Parent and Sub nor the consummation by Parent and Sub of the transactions contemplated hereby will (i) result in any breach of any provision of the respective certificates of incorporation or by-laws of Parent or Sub, (ii) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets are bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its Subsidiaries or any of their properties or assets except in the case of clauses (ii), (iii) and (iv) of this Section 5.3 for any such conflicts, breaches, defaults, terminations, accelerations, voidances, violations or Liens, that, individually or in the aggregate, are not reasonably likely to result in a Material Adverse Effect.
     Section 5.4 Information Supplied. None of the information supplied or to be supplied by Parent or Sub or any of their representatives in writing specifically for inclusion in the Proxy Statement, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Stockholders Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Sub in connection with any of the foregoing with respect to statements made in the Proxy Statement based on information supplied by the Company or any of its representatives specifically for inclusion therein.
     Section 5.5 Litigation. As of the date of this Agreement, there is no suit, action, proceeding or investigation pending against Parent, Sub or any of their Subsidiaries that would reasonably be expected to have a Material Adverse Effect on Parent or prevent or materially delay the consummation of the Merger. None of Parent, Sub or any of their Subsidiaries is subject to any outstanding judgment, order, writ, injunction or decree that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent or prevent or materially delay the consummation of the Merger.
     Section 5.6 Capitalization and Interim Operations of Sub. The authorized capital stock of Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding shares of capital stock of Sub (a) are, and as of the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent and (b) have been, and as of the Effective Time will be, duly authorized and validly issued and are, and as of the Effective Time will be, fully paid and nonassessable and free of preemptive or other similar rights. Sub has no outstanding option, warrant, right or other agreement pursuant to which any Person (other than Parent) may acquire any equity security of Sub. Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation or contemplated by this Agreement.
     Section 5.7 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.
     Section 5.8 Lack of Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries beneficially owns or, since January 1, 2005, has beneficially owned, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock. As of the date hereof, there are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.
     Section 5.9 Management Arrangements. Except as contemplated in this Agreement, there are no written contracts or agreements between Parent or Sub or any of their Affiliates, on the one hand, and any executive officer of the Company, on the other hand, relating to the operations of the Company after the Effective Time.
ARTICLE VI
COVENANTS RELATING TO CONDUCT OF BUSINESS
     Section 6.1 Conduct of Business by the Company Pending the Merger. Except as (x) required by applicable law or by a Governmental Entity of competent jurisdiction, (y) expressly contemplated by this Agreement (including as permitted or required by Section 7.9) or (z) set forth in Section 6.1 of the Company Letter, during the period from the date of this Agreement until the Effective Time, the Company shall, in all material respects, carry on its business in the ordinary course as currently conducted. Without limiting the generality of the foregoing, during such period, the Company shall not undertake any of the actions described in subsections (a)(i), (b), (c), (d), (h), (p) and (r) below, and except as (x) required by applicable law or by a Governmental Entity of competent jurisdiction, (y) expressly contemplated by this Agreement (including as permitted or required by Section 7.9) or (z) set forth in Section 6.1 of the Company Letter, the Company shall not without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):
     (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (ii) adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any other securities convertible into or exchangeable or exercisable for any shares of its capital stock;
     (b) issue, grant, deliver, sell, pledge or otherwise encumber or dispose of any shares of its capital stock or other equity interests, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, equity interests, voting securities or convertible securities, other than the issuance of shares of Company Common Stock pursuant to Company Awards outstanding as of the date of this Agreement;
     (c) amend its certificate of incorporation or by-laws;
     (d) merge or consolidate with any other Person, except for acquisitions and dispositions permitted by clauses (e) and (f) below, respectively, effected by means of a merger or consolidation involving the Company;
     (e) other than capital expenditures permitted by Section 6.1(f) and purchases of inventory, raw materials and supplies in the ordinary course of business, acquire (by merger, consolidation, purchase of stock or otherwise), or agree to so acquire, any entity, business or assets having a purchase price in excess of $100,000 individually or $500,000 in the aggregate;
     (f) make or agree to make any new capital expenditure, other than capital expenditures (i) approved by the Company Board prior to the date hereof as previously disclosed to Parent or within the Company’s capital budget for fiscal 2008 previously made available to Parent or (ii) to the extent not covered in clause (i), in an aggregate amount not to exceed $500,000;
     (g) sell, lease (as landlord), license (as licensor), encumber by Lien or otherwise, or otherwise dispose of (by merger, consolidation, sale of stock or assets or otherwise), or agree to sell, lease (as landlord), license (as licensor), encumber or otherwise dispose of, assets having a current value in excess of $500,000 in the aggregate;
     (h) incur any indebtedness, other than customary trade payables incurred in the ordinary course of business;
     (i) except in the ordinary course of business and upon terms not materially adverse to the Company with respect to such Company Material Contract, or as required under the terms of a Company Material Contract, enter into, amend or otherwise modify in any material respect any Company Material Contract;
     (j) enter into any contract, agreement or arrangement that prohibits the incurrence of indebtedness by the Company or prohibits the Company from subjecting to a Lien any material asset or property of the Company;
     (k) make, change or rescind any material Tax election or change a material method of Tax accounting, amend any material Tax Return, fail to pay any Tax when it becomes due and payable, or settle or compromise any material federal, state, local, provincial or foreign Tax liability, audit, claim or assessment, or enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund;
     (l) pledge, encumber or otherwise subject to a Lien (other than a Permitted Lien) any material asset or property of the Company or any material portion of the Company’s assets or properties;
     (m) settle or compromise any pending or threatened suit, action or claim, other than settlements or compromises requiring payments by the Company of no more than $100,000 individually and $500,000 in the aggregate;
     (n) pay, discharge or satisfy any material claims, liabilities or obligations other than (x) the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Company Financial Statements (or as contemplated by the notes thereto), in all cases not more than $100,000 individually and $500,000 in the aggregate and (y) payment of Taxes as they become due and payment of trade payables incurred in the ordinary course of business;
     (o) (w) change its material (A) Tax accounting policies, practices, or (B) annual accounting period, (x) make, change or rescind any Tax elections, (y) settle or compromise any material audit, claim, assessment, examination or litigation with respect to Taxes, except, in each case, as may be required by GAAP, or (z) file any material amended Tax Return, enter into any closing agreement with respect to material Taxes, or surrender any right to claim a material refund of Taxes;
     (p) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company;
     (q) allow to lapse or abandon any material Intellectual Property;
     (r) implement any layoff of employees that would implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended;
     (s) (i) increase the salary or wages payable or to become payable to its directors, executive officers or employees, other than salary increases for employees in the ordinary course of business and consistent with past practice which in any event shall not result in an aggregate increase in salary for all employees in excess of $150,000; (ii) enter into or amend in any material respect any employment or severance agreement that would require payments in excess of $50,000; or (iii) establish, adopt, enter into or amend in any material respect, or make any new grants or awards of stock based compensation or other benefits under, any Benefit Plan, any bonus, profit sharing, thrift, stock option, restricted stock, pension, retirement, deferred compensation, or other arrangement for the benefit of, any director, executive officer or employee, except, in each case, as may be required by the terms of any such existing plan, agreement, policy or arrangement or to comply with applicable law;

     (t) except as may be required by GAAP or as a result of a change in law, make any material change in its method of accounting; or
     (u) enter into any contract or agreement to do any of the foregoing.
     Section 6.2 No Solicitation.
     (a) Except as permitted by this Section 6.2 from and after the date hereof, the Company shall not, and the Company shall not give permission or authorize, and the Company shall use its reasonable best efforts to cause its officers, directors, employees, agents, advisors and other representatives (such Persons, collectively, the “Company Representatives”) not to (i) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to result in, a Takeover Proposal, (ii) enter into, participate, continue or otherwise engage in discussions or negotiations with respect to any inquiries regarding, or the making of, a Takeover Proposal, or (iii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to a Takeover Proposal. Subject to and not in limitation of the Company’s rights under paragraphs (b) and (d) of this Section 6.2, if the Company becomes aware of a violation of any standstill or confidentiality agreement that the Company has entered into since January 1, 2007 in connection with such Person’s (other than Parent and Sub) consideration of a possible acquisition of the Company, the Company agrees to use its reasonable best efforts to enforce the terms of such standstill or confidentiality agreement. The Company will request that each Person who has executed a confidentiality agreement since January 1, 2007 with the Company or its Affiliates in connection with that Person’s consideration of the possible acquisition of the Company return or destroy all non public information furnished to that Person by or on behalf of the Company, to the extent such confidentiality agreement provides for the return or destruction of such information.
     (b) Notwithstanding anything to the contrary contained in Section 6.2(a), if, at any time prior to (but not after) obtaining the Company Stockholder Approval for the transactions contemplated by this Agreement, the Company or any of the Company Representatives receives a written Takeover Proposal by any Person or group of Persons that was not initiated or solicited in violation of Section 6.2(a), (A) the Company and Company Representatives may contact such Person or group of Persons to clarify the terms and conditions thereof and (B) if the Company Board (or any committee thereof) determines in good faith, after consultation with its financial advisor and its outside counsel, that (1) failure to take the following actions would reasonably be expected to be inconsistent with its fiduciary duties under applicable law and (2) the Takeover Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal, the Company and Company Representatives may (x) furnish, pursuant to a Qualifying Confidentiality Agreement, information (including non-public information) with respect to the Company to the Person or group of Persons who has made such Takeover Proposal and (y) participate in discussions and negotiations regarding such Takeover Proposal. The Company shall promptly advise Parent orally and in writing of the receipt by the Company of any Takeover Proposal, or of any request made to the Company for information or inquiry that could reasonably be expected to result in any Takeover Proposal (in each case within 48 hours of receipt thereof), and the Company shall provide to Parent (within such 48 hour time frame), at the Company’s option, either (i) a copy of any such Takeover Proposal made in writing provided to the Company or (ii) a written summary of the material terms of such Takeover Proposal and the name of the Person(s) that made the Takeover Proposal. The Company shall keep Parent informed on a prompt basis of any material change to the terms and conditions of any such Takeover Proposal. The Company agrees that it will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing such information to Parent. The Company shall promptly notify Parent upon determination by the Company Board that a Takeover Proposal is a Superior Proposal.
     (c) Except as set forth in Section 6.2(d) and (e) below, neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify in a manner adverse to Parent, the Company Recommendation; (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal (any of the actions referred to in the foregoing clauses (i) and (ii), whether taken by the Company Board (or any committee thereof), an “Adverse Recommendation Change”); or (iii) allow the Company to enter into any letter of intent, acquisition agreement or any similar agreement or understanding (other than a Qualifying Confidentiality Agreement) to implement a Takeover Proposal (each, an “Acquisition Agreement”).
     (d) Notwithstanding Section 6.2(c), at any time prior to (but not after) obtaining the Company Stockholder Approval, if the Company has received a Superior Proposal (after giving effect to the terms of any revised offer by Parent pursuant to this Section 6.2(d)) which was not solicited in violation of Section 6.2(a), the Company Board may (x) in connection with such Superior Proposal, make an Adverse Recommendation Change or (y) after complying with all of the provisions of Section 7.4, terminate this Agreement (and, subject to the proviso below, concurrently with or after such termination, if it so chooses, cause the Company to enter into an Acquisition Agreement with respect to any Superior Proposal), if and only if in each such case the Company Board has determined in good faith, after consultation with outside counsel, the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary obligations to the Company’s stockholders under applicable law, provided that the Company shall not be entitled to make an Adverse Recommendation Change pursuant to clause (x) or exercise its right to terminate this Agreement pursuant to clause (y) above unless:
     (1) the Company shall have provided prior written notice to Parent at least five (5) calendar days in advance (the “Notice Period”) of its intention to take such action, which notice shall attach the most recent draft of any agreement with respect to, and specify the terms and conditions of, any such Superior Proposal and any material modifications to any of the foregoing, and
     (2) during the Notice Period, the Company shall, and shall cause its financial advisors and outside counsel to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute (in the judgment of the Company Board, after consultation with its financial advisor and outside counsel) a Superior Proposal.
If during the Notice Period any revisions are made to the Superior Proposal and the Company Board in its good faith judgment determines such revisions are material (it being understood that any change in the purchase price in such Superior Proposal shall be deemed a material revision), the Company shall deliver a new written notice to Parent and shall comply with the requirements of this Section 6.2(d) with respect to such new written notice.
     (e) Notwithstanding Section 6.2(c), at any time prior to the Company Stockholder Approval, the Company Board may, other than in response to a Takeover Proposal and only in response to facts, circumstances or events first arising after the date of this Agreement, make an Adverse Recommendation Change if the Company Board has determined in good faith, after consultation with outside counsel, that the failure of the Company Board to make such Adverse Recommendation Change would be reasonably likely to be inconsistent with the directors’ fiduciary obligations to the Company’s stockholders under applicable law.
     (f) Nothing contained in this Agreement shall prohibit the Company or the Company Board (or any committee thereof) from (i) informing any Person of the existence of the provisions contained in this Section 6.2, (ii) complying with Rules 14a-9, 14d-9 or 14e-2 promulgated under the Exchange Act or (iii) making any disclosure to the Company’s stockholders if, in the case of this clause (iii), in the good faith judgment of the Company Board (or any committee thereof), after consultation with outside counsel, the failure to do so would be reasonably likely to constitute a breach of the directors’ fiduciary obligations to the Company’s stockholders under applicable law; provided, however, that neither the Company nor the Company Board (or any committee thereof) shall be permitted to recommend that the Company stockholders tender any securities in connection with any tender or exchange offer (or otherwise approve, endorse or recommend any Takeover Proposal), unless in each case, in connection therewith, the Company Board (or any committee thereof) effects an Adverse Recommendation Change in accordance with the terms of this Agreement.
ARTICLE VII
ADDITIONAL AGREEMENTS
     Section 7.1 Treatment of Stock-Based Awards.
     (a) The Company shall use commercially reasonable efforts to ensure that, at the Effective Time, each Company Stock Option then outstanding, whether or not then exercisable, shall be cancelled by the Company in consideration for which the holder thereof shall thereupon be entitled to receive promptly after the Effective Time, a cash payment in respect of such cancellation from the Surviving Corporation in an amount (if any) equal to (i) the product of (x) the number of shares of Company Common Stock subject to such Company Stock Option, whether or not then exercisable and (y) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option, minus (ii) all applicable federal, state, local and foreign Taxes required to be withheld by the Surviving Corporation. The Company shall take all necessary actions (including obtaining any required consents) to ensure that, at the Effective Time, any Company Stock Option that is not cancelled by the Company at or prior to the Effective Time and which is not exercised by the holder thereof prior to the Effective Time shall automatically terminate for no consideration as of the Effective Time in accordance with the terms of the grant agreement or Company Stock Incentive Plan pursuant to which such Company Stock Option was issued.
     (b) The Company Board (or committee thereof) shall, prior to the Effective Time, take all such actions as may be necessary pursuant to Rule 16b-3(d) and Rule 16b-3(e) to exempt the conversion to cash of all Shares, Company Stock Options and other derivative securities with respect to Shares held by officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act. The Company shall provide to counsel to Parent copies of the resolutions to be adopted by the Company Board to implement the foregoing.
     (c) Each of the Parent, the Paying Agent, and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Section 7.1 to any holder of Company Stock Options, that it is required to deduct and withhold with respect to the payment of such consideration under the Code (and the rules and regulations promulgated thereunder) or under any provision of state, local or foreign Tax law. To the extent that amounts are so withheld such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Company Stock Option in respect of which such deduction and withholding was made.
     Section 7.2 Stockholder Approval; Preparation of Proxy Statement.
     (a) The Company shall, as soon as practicable after the Proxy Statement is cleared by the SEC for mailing to the Company’s stockholders, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders Meeting”) as soon as practicable (but in any case no later than 45 days) following mailing of the final Proxy Statement for the purpose of obtaining the approval of this Agreement by the Company Requisite Vote (the “Company Stockholder Approval”). The Company shall, through the Company Board (but subject to the right of the Company Board to make an Adverse Recommendation Change as set forth in Section 6.2), recommend to its stockholders in the Proxy Statement that the Company Stockholder Approval be given (the “Company Recommendation”).
     (b) The Company shall, in consultation with Parent, prepare and file a preliminary Proxy Statement with the SEC as soon as practicable (but in any case no later than 15 Business Days) following the date hereof and shall use its reasonable efforts to respond promptly to any comments of the SEC or its staff and cause the Proxy Statement to be cleared by the SEC, and, to the extent permitted by law and subject to this Section 7.2(b), to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement. If at any time prior to the Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement, in each case to the extent required by applicable law. Parent shall cooperate with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto. Prior to filing or mailing the Proxy Statement or making any other required filing with the SEC (including any amendment or supplement) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and comment on such document or response. The Company shall use its reasonable best efforts to cause the Proxy Statement to comply as to form in all material respects with the applicable requirements of the Exchange Act.
     (c) The Company agrees to advise Parent as promptly as reasonably practicable if at any time prior to the Stockholders Meeting information provided by it in the Proxy Statement is or becomes incorrect or incomplete in any material respect. The Company will as promptly as reasonably practicable furnish such supplemental information as may be necessary in order to cause the Proxy Statement to comply with applicable law after the mailing thereof to the stockholders of the Company.
     Section 7.3 Access to Information. Upon reasonable notice and subject to the terms of the Confidentiality Agreement, dated August 1, 2007, between the Company and GHEP, as the same may be amended, supplemented or modified (the “Confidentiality Agreement”), the Company shall afford to Parent and to the officers, employees, accountants, counsel and other representatives of Parent reasonable access, during normal business hours during the period prior to the Effective Time, to all their respective properties, books, contracts, commitments, personnel and records (including Tax records), customers and suppliers, and during such period, the Company shall make available to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal or state securities laws or the federal Tax laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that such access and information shall only be provided to the extent that such access or the provision of such information would not violate applicable law; or (ii) to disclose any attorney-client privileged information of the Company. All requests for information made pursuant to this Section 7.3 shall be directed to the Chief Financial Officer of the Company or such Person as may be designated by such officer. In no event shall the Company be required to supply to Parent, or Parent’s officers, employees, accountants, counsel or other representatives, any information relating to indications of interest from, or discussions with, any other potential acquirors of the Company, except to the extent necessary for use in the Proxy Statement or as required by Section 6.2. In the event of a termination of this Agreement for any reason, Parent shall, in accordance with the terms of the Confidentiality Agreement, return or destroy, or cause to be returned or destroyed, all nonpublic information so obtained from the Company and any copies made of such documents for Parent.
     Section 7.4 Fees and Expenses.
     (a) Except as provided below in this Section 7.4 and in Section 7.10, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
     (b) The Company shall pay, or cause to be paid, by wire transfer of immediately available funds, to Great Hill Partners, LLC, a Delaware limited liability company (“Great Hill LLC”), (x) the Company Termination Fee and (y) the Expenses up to a maximum amount not to exceed $1,500,000, under the circumstances and at the times set forth as follows:
     (i) if Parent terminates this Agreement under Section 9.1(d), the Company shall pay the Company Termination Fee no later than two Business Days after such termination;
     (ii) if the Company terminates this Agreement under Section 9.1(e), the Company shall pay the Company Termination Fee prior to and as a condition to the effectiveness of such termination; and
     (iii) if the Company or Parent terminates this Agreement under Sections 9.1(b)(i) or 9.1(b)(iii) and after the date of this Agreement and prior to such termination any Person or group of Persons shall have made a Takeover Proposal, then (A) the Company shall pay the Expenses on the date of such termination if this Agreement is terminated by the Company or within two Business Days after such termination if this Agreement is terminated by Parent and (B) if within twelve (12) months after such termination, the Company shall enter into a definitive agreement in respect of a Takeover Proposal (with all percentages in the definition of Takeover Proposal changed to 50%) or a Takeover Proposal (with all percentages in the definition of Takeover Proposal changed to 50%) shall be consummated, the Company shall pay the Company Termination Fee and the Expenses incurred through the date of termination of this Agreement, concurrently with the earlier of the entering into of such definitive agreement or the consummation of such Takeover Proposal.
     (c) In the event that the Company shall fail to pay the Company Termination Fee and/or Expenses when due, such fees and/or Expenses shall accrue interest for the period commencing on the date such fees and/or Expenses, as the case may be, became past due, at a rate equal to the rate of interest publicly announced by Citibank, in the City of New York from time to time during such period, as such bank’s Prime Lending Rate. In addition, if the Company shall fail to pay the Company Termination Fee and/or Expenses, as the case may be, when due, the Company shall also pay to Great Hill

LLC all of GHEP’s and Parent’s costs and expenses (including attorneys’ fees) in connection with efforts to collect such fee and/or Expenses, as the case may be.
     Section 7.5 Public Announcements. The initial press release issued by Parent and the Company concerning this Agreement and the transactions contemplated hereby shall be a joint press release and thereafter Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to the listing agreement with the Nasdaq Global Market.
     Section 7.6 Transfer Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, and transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to Tax, “Transfer Taxes”). All Transfer Taxes shall be paid by the Company and expressly shall not be a liability of any holder of Shares.
     Section 7.7 State Takeover Laws. If any “fair price,” “moratorium” or “control share acquisition” statute or other similar antitakeover statute or regulation enacted under state laws in the United States shall become applicable to the transactions contemplated hereby, Parent and the Company and their respective boards of directors shall use reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.
     Section 7.8 Indemnification; Directors and Officers Insurance.
     (a) For a period of six years after the Effective Time, unless otherwise required by applicable law, Parent shall cause the certificate of incorporation and by-laws (or equivalent organizational documents) of the Surviving Corporation to contain provisions no less favorable with respect to the exculpation from personal liability and indemnification of, and advancement of expenses to, directors, officers, employees and agents than are set forth in the certificate of incorporation or by-laws of the Company as in effect on the date hereof; provided, however, that if any claim or claims are asserted against any individual entitled to the protections of such provisions within such six-year period, such provisions shall not be modified in a manner adverse to such individual until the final disposition of any such claims. Parent shall cause the Surviving Corporation to indemnify, and advance expenses to, each present and former director, officer, employee, agent or employee benefit plan fiduciary (an “Indemnified Person”) of the Company (including rights relating to advancement of expenses and indemnification rights to which such persons are entitled because they are serving as a director, officer, agent or employee of another entity at the request of the Company) in respect of actions, omissions or events through the Effective Time to the fullest extent provided in the certificate of incorporation or by-laws of the Company , any indemnification agreement set forth on Section 7.8 of the

Company Letter or under applicable laws, in each case, as in effect on the date of this Agreement; provided, however, that any determination required to be made with respect to whether an Indemnified Person’s conduct complies with the standards set forth under the applicable law, the certificate of incorporation or by-laws of the Company, or any such agreement, as the case may be, shall be made by independent legal counsel jointly selected by such Indemnified Person and Parent. Without limiting the generality of the preceding sentence, if any Indemnified Person becomes involved in any actual or threatened action, suit, claim, proceeding or investigation covered by this Section 7.8 after the Effective Time, Parent shall, or shall cause the Company to, to the fullest extent permitted by law, promptly advance to such Indemnified Person his or her legal or other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the providing by such Indemnified Person of an undertaking to reimburse all amounts so advanced in the event of a non-appealable determination of a court of competent jurisdiction that such Indemnified Person is not entitled thereto under the DGCL or other applicable law with respect to such proceeding. Notwithstanding anything to the contrary set forth in this Section 7.8(a), neither Parent nor the Surviving Corporation (i) shall be liable for any settlement entered into by an Indemnified Person without Parent’s prior written consent (which consent shall not be unreasonably withheld or delayed), and (ii) shall have any obligation hereunder to any Indemnified Person to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable law. Any Indemnified Person wishing to claim indemnification under this Section 7.8(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent and the Surviving Corporation of such claim and the relevant facts and circumstances with respect thereto; provided, however, that the failure to provide such notice shall not affect the obligations of Parent and the Surviving Corporation except to the extent such failure to notify materially prejudices their ability to defend such claim, action, suit, proceeding or investigation.
     (b) At the Effective Time, Parent shall, or shall cause the Surviving Corporation to, obtain, maintain and fully pay for irrevocable “tail” insurance policies naming the Company’s officers and directors as direct beneficiaries with a claims period of at least six years from the Closing Date in an amount and scope customary for companies similar in size and nature of operations to the Company with respect to matters existing or occurring at or prior to the Closing Date.
     (c) The provisions of this Section 7.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs, executors or similar representatives, shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation and shall not be amended in a manner that is materially adverse to the Indemnified Persons (including their successors, assigns and heirs) without the consent of the Indemnified Person (including the successors, assigns and heirs) affected thereby. This Section 7.8 shall survive the consummation of the Merger at the Effective Time.
     Section 7.9 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, including Sections 6.2 and 7.2, each of the Company, Parent and Sub agrees to use its reasonable best efforts to effect the consummation of the Merger as soon as practicable after the date hereof. Subject to the terms and conditions of this Agreement, without limiting the foregoing, (a) each of the Company, Parent and Sub agrees to use its reasonable best efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed on itself with respect to the Merger and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger and (b) each of the Company, Parent and Sub shall, and shall cause its Subsidiaries to, use its or their reasonable best efforts to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third Person required to be obtained or made by Parent, Sub, the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.
     Section 7.10 Antitrust Filing. Each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. The Parent shall pay the applicable filing fees associated with such filing.
     Section 7.11 Financing. Prior to the Closing, the Company shall provide to Parent and Sub, and shall use its commercially reasonable efforts to cause the officers, employees and advisors, including legal and accounting, of the Company to provide to Parent and Sub all cooperation reasonably requested by Parent that is necessary in connection with obtaining debt financing for the transactions contemplated by this Agreement; provided that, the Company shall not be obligated to cause its officers and employees to devote more than the equivalent of three full business days of time per employee to such activities. Notwithstanding the foregoing, each of Parent and Sub acknowledges and agrees that the receipt of financing is not a condition to their obligation to effect the Merger under Article VIII hereof.
     Section 7.12 Notification of Certain Matters. Subject to applicable laws and the instructions of any applicable Governmental Entity, each of the Company and Parent shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, from any third Person or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement.
     Section 7.13 Stockholder Litigation. Subject to a customary joint defense agreement, the Company shall give Parent the opportunity to participate in, but not control, the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement; provided, however, nothing herein shall require either party to take any action that its outside counsel reasonably concludes would jeopardize the work product privilege or the attorney-client privilege. The Company shall not enter into any settlement of such litigation without Parent’s prior written consent (such consent not to be unreasonably withheld or delayed).

     Section 7.14 Employee Benefits.
     (a) From and after the Effective Time, Parent will, or will cause the Surviving Corporation to, recognize the prior service with the Company of each employee of the Company as of the Effective Time (the “Company Employees”) to the extent recognized under an analogous Benefit Plan as of the Effective Time in connection with all employee benefit plans, programs or policies of Parent or its Affiliates (other than any equity-based or nonqualified deferred compensation plan or arrangement) in which Company Employees are eligible to participate following the Effective Time, for purposes of eligibility, and, solely for vacation and severance policies, levels of benefits. In the plan year in which the Effective Time occurs, Parent will, or will cause the Surviving Corporation to, cause any pre-existing conditions or limitations and eligibility waiting periods (to the extent that such waiting periods would be inapplicable, taking into account service with the Company) under any group health plans of Parent or its Affiliates to be waived with respect to Company Employees and their eligible dependents to the extent waived or satisfied under an analogous Benefit Plan as of the Effective Time. Following the Effective Time, the Company Employees will for no less than 6 months be provided with, at a minimum (i) base salary and cash bonus opportunities which are no less than the base salary and cash bonus opportunities provided by the Company immediately prior to the Effective Time and (ii) retirement and welfare benefits and perquisites (excluding equity compensation opportunities) that are no less favorable in the aggregate than those provided by the Company as of the date hereof pursuant to the Benefit Plans.
     (b) Nothing in this Section 7.14 or any other provision of this Agreement shall create any third party beneficiary right in any Person other than the parties hereto, including any Company Employee or other current or former employee of the Company, any participant in any Benefit Plan or Company Employment Agreement or any dependent or beneficiary thereof, or any right to employment or continued employment or to a particular term or condition of employment with the Company, Parent, the Surviving Corporation or any of their respective Affiliates. Nothing in this Section 7.14 or any other provision of this Agreement (i) shall be construed to establish, amend, or modify any Benefit Plan or Company Employment Agreement or any other benefit or compensation plan, program, agreement or arrangement, or (ii) shall limit the ability of Parent or any of its Affiliates (including, following the Closing, the Surviving Corporation) to amend, modify or terminate any benefit or compensation plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them.
ARTICLE VIII
CONDITIONS PRECEDENT
     Section 8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver in writing (where permitted) as of the Effective Time of the following conditions:
     (a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

     (b) No Injunction or Restraint. No decree, temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity of competent jurisdiction preventing, restraining or enjoining the consummation of the Merger shall be in effect.
     (c) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated.
     Section 8.2 Conditions to the Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction or waiver in writing (where permitted) as of the Effective Time of the following additional conditions:
     (a) Accuracy of Representations and Warranties. The representations and warranties of Parent and Sub set forth in Section 5.1 (Organization), in Section 5.2 (Authority), in Section 5.6 (Capitalization and Interim Operations of Sub) and in Section 5.7 (Brokers), shall be true and correct in all material respects as of the Effective Time as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). The representations and warranties of Parent and Sub contained in this Agreement (other than those listed in the preceding sentence) shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) as of the Effective Time as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. The Company shall have received a certificate signed on behalf of Parent and Sub by a duly authorized officer of Parent as to the effect of the preceding two sentences.
     (b) Performance of Obligations. Parent and Sub shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of Parent and Sub to be performed and complied with by them under this Agreement prior to Closing. The Company shall have received a certificate signed on behalf of Parent and Sub by a duly authorized officer of Parent as to the effect of the preceding sentence.
     Section 8.3 Conditions to the Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the satisfaction or waiver in writing (where permitted) as of the Closing and as of the Effective Time of the following additional conditions:
     (a) Accuracy of Representations and Warranties. The representations and warranties of the Company set forth in the first sentence of Section 4.1 (Organization), in Section 4.3 (Capital Structure), in Section 4.4 (Authority), in Section 4.7(a), in Section

4.14 (State Takeover Statutes) and in Section 4.22 (Brokers) shall be true and correct in all respects as of the Effective Time as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). The representations and warranties of the Company contained in this Agreement (other than those listed in the preceding sentence) shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) as of the Effective Time as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Parent shall have received a certificate signed on behalf of the Company by a duly authorized officer of the Company as to the effect of the preceding two sentences.
     (b) Performance of Obligations. The Company shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of the Company to be performed and complied with by it under this Agreement prior to Closing. Parent shall have received a certificate signed on behalf of the Company by a duly authorized officer of the Company as to the effect of the preceding sentence.
     (c) No Material Adverse Effect. Since September 30, 2007, there has been no change, effect or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have, a Material Adverse Effect on the Company.
     (d) Resignations. Except as otherwise specified in writing by Parent to the Company, Parent shall have received the resignations of all of the directors of the Company, effective as of the Effective Time.
     (e) Henderson, Nevada Lease. The Company shall have entered into an amendment to that certain Standard Industrial/Commercial Single-Tenant Lease-Net, dated December 19, 2006, by and between Geoffrey D. Knapp and Johanna L. Knapp, as landlord, and the Company, as tenant, which shall be effective as of the Effective Time, pursuant to which the Base Rent (as defined in such lease) is modified to be equal to $1.75 per square foot for the remainder of the term of such lease (it being understood that the Base Rent shall nevertheless continue to be subject to CPI increases in accordance with the terms of such lease in effect as of the date hereof).
     (f) Employment Agreement. The Employment Agreement by and between the Company and Geoffrey D. Knapp, dated as of the date hereof, shall not have been amended, altered or repealed and shall be effective as of the Effective Time in accordance with the terms of such agreement existing as of the date hereof.

ARTICLE IX
TERMINATION AND AMENDMENT
     Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval is obtained:
     (a) by mutual written consent of Parent and the Company;
     (b) by either Parent or the Company:
     (i) if the Merger shall not have been consummated on or before November 30, 2008 (such date, as it may be extended pursuant to the provisions hereof, the “Termination Date”); provided, however, that a party’s right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available if such party’s breach of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Termination Date;
     (ii) if any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party who has not used its reasonable best efforts to cause such order to be lifted; or
     (iii) if the Company Stockholder Approval shall not have been obtained upon a vote taken thereon at the Stockholders Meeting or any adjournment or postponement thereof;
     (c) by Parent if the Company shall have breached any representation, warranty, covenant, obligation or other agreement contained in this Agreement that (i) would result in the failure of a condition set forth in Section 8.3(a) or 8.3(b) to be satisfied and (ii) cannot be or has not been cured prior to the earlier to occur of (x) 30 days after the giving of written notice to the Company of such breach and Parent’s intention to terminate this Agreement pursuant to this Section 9.1(c) or (y) the Termination Date;
     (d) by Parent if (i) the Company Board (or any committee thereof) shall have made an Adverse Recommendation Change, (ii) the Company Board (or any committee thereof) shall have resolved to make an Adverse Recommendation Change (it being understood and agreed that Parent shall not be entitled to terminate this Agreement pursuant to this clause (ii) prior to the expiration of the Notice Period with respect to any such resolution made pursuant to Section 6.2(d) that gives Parent a right to receive a notice of the intent to effect an Adverse Recommendation Change), (iii) the Company fails to include the Company Recommendation in the Proxy Statement or (iv) the Company shall have entered into a definitive agreement for a Superior Proposal;
     (e) by the Company pursuant to clause (y) of Section 6.2(d); or

     (f) by the Company if Parent or Sub shall have breached any of their respective representations, warranties, covenants, obligations or other agreements contained in this Agreement that (x) would result in the failure of a condition set forth in Section 8.2(a) or 8.2(b) to be satisfied and (y) cannot be or has not been cured prior to the earlier to occur of (1) 30 days after the giving of written notice to Parent or Sub, as applicable, of such breach and the Company’s intention to terminate this Agreement pursuant to this Section 9.1(f)(i) or (2) the Termination Date.
     Section 9.2 Effect of Termination. In the event of a termination of this Agreement by either the Company or Parent as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective officers, directors, stockholders or Affiliates except with respect to Section 4.22, Section 5.7, Section 7.4, this Section 9.2 and Article X and the last sentence of Section 7.3; provided that, nothing herein shall relieve any party from liability for losses or damages resulting from willful breach, which shall include, without limitation, either party’s failure to effect the Merger upon satisfaction of the conditions set forth in Article VIII, prior to such termination of any of such party’s representations, warranties, covenants or other agreements set forth herein that would reasonably be expected to cause any of the conditions set forth in Article VIII not to be satisfied.
     Section 9.3 Amendment. This Agreement may be amended by the parties hereto at any time before or after obtaining the Company Stockholder Approval, but if the Company Stockholder Approval shall have been obtained, thereafter no amendment shall be made that by law requires further approval by the Company’s stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
     Section 9.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in such other parties’ representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance by such other parties with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
ARTICLE X
GENERAL PROVISIONS
     Section 10.1 Non-Survival of Representations and Warranties and Agreements. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

     Section 10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
     (a) if to Parent or Sub, to:
Vegas Holding Corp.
c/o Great Hill Equity Partners III, L.P.
One Liberty Square, 13th Floor
Boston, Massachusetts 02109
Attn: Matthew T. Vettel
Facsimile: (617) 790-9401
     with a copy to:
Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Attn: Jeffrey Seifman, P.C.
          Michael D. Paley
Facsimile: (312) 861-2200
     (b) if to the Company, to:
CAM Commerce Solutions, Inc.
17075 Newhope Street, Suite A
Fountain Valley, CA 92708
Attn: Chief Financial Officer
Facsimile: (714) 439-1123
     with a copy to:
Stradling Yocca Carlson & Rauth
660 Newport Center Drive, Suite 1600
Newport Beach, California 92660
Attn: Michael Hedge, Esq.
Facsimile: (949) 725-4100
     Section 10.3 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
     Section 10.4 Entire Agreement; No Third-Party Beneficiaries. Except for the Confidentiality Agreement, this Agreement (together with the Company Letter and the Parent Letter) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. EACH

PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NONE OF PARENT, SUB OR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. Parent, Sub and the Company hereby agree that their respective representations and warranties set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and that this Agreement, except for the provisions of Section 7.8, is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the accuracy or completeness of the representations and warranties set forth herein.
     Section 10.5 Governing Law; Venue; Waiver of Jury Trial.
     (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
     (b) The parties hereby irrevocably submit to the jurisdiction of any Delaware chancery or federal court located in the City of Wilmington (unless such court shall lack subject matter jurisdiction, in which case, in any state or federal court located in Delaware) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such court, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.2 or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof.
     (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS

AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5(c).
     Section 10.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided that Parent shall have the right to assign all or any portion of its rights and obligations under this Agreement to (i) an Affiliate of Parent that is controlled by Great Hill LLC (including any such Affiliate which may be organized subsequent to the date hereof), (ii) from and after the Effective Time, in connection with a merger or consolidation involving Parent or other disposition of all or substantially all of the assets of Parent or the Company, or (iii) from and after the Effective Time, to any lender providing financing to Parent or the Company or any of their Affiliates, for collateral security purposes, and any such lender may exercise all of the rights and remedies of Parent hereunder, provided that no such assignment shall in any manner limit or impair Parent’s obligations hereunder or release Parent from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
     Section 10.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.
     Section 10.8 Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity. In any legal action or other proceeding brought to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and any other costs incurred in that proceeding in addition to any other relief to which it is entitled.

     Section 10.9 Obligations of Subsidiaries. Whenever this Agreement requires any Subsidiary of Parent (including Sub) to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action.
     Section 10.10 Construction. The parties have participated jointly in negotiation and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
     Section 10.11 GHEP Guarantee.
     (a) GHEP hereby guarantees, as primary obligor and not as surety, the due and punctual payment and performance by the Parent and Sub (and any permitted assignee thereof) of all of their obligations to the Company pursuant to the terms of this Agreement and any other agreement, document or certificate contemplated by or delivered pursuant to this Agreement, including the payment of any damages recoverable as a result of a breach hereof or thereof.
     (b) GHEP hereby represents and warrants to the Company that (a) it has all power and authority to execute, deliver and perform its obligations under this Section 10.11; (b) the execution, delivery and performance of this Agreement by GHEP has been duly and validly authorized and approved by all necessary partnership action, and no other proceedings or actions on the part of GHEP are necessary therefor; (c) this Agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against GHEP in accordance with its terms; and (d) GHEP has, and will have at Closing, sufficient funds immediately available to pay and perform all of its obligations under this Section 10.11.
[Signatures on following page]

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

VEGAS HOLDING CORP.
By:	/s/ Matthew Vettel
	Name:	Matthew Vettel
	Title:	President

VEGAS MERGER SUB INC.
By:	/s/ Matthew Vettel
	Name:	Matthew Vettel
	Title:	President

CAM COMMERCE SOLUTIONS, INC.
By:	/s/ Geoffrey Knapp
	Name:	Geoffrey Knapp
	Title:	CEO

Solely with respect to Section 10.11 of the Agreement:

GREAT HILL EQUITY PARTNERS III, L.P.

By:	Great Hill Partners GP III, LP
Its:	General Partner

By:	GHP III, LLC
Its:	General Partner

By:	/s/ Matthew Vettel
	Name:	Matthew Vettel
	Title:	Manager

Signature Page
to
Merge Agreement